Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-187388 and 192758) of Model N, Inc. of our report dated November 18, 2014, relating to the consolidated financial statements and financial statement schedules of Model N, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 18, 2014